Exhibit 99.1

Jaguar Health Statement on Mytesi® (crofelemer) April 2020 Price Adjustment and Commitment to Ensuring People Living with HIV Have Uninterrupted Access to Only FDA-Approved Non-Opioid, Plant-based, Anti-diarrheal Medication

May 4, 2020

The following provides important context regarding our recent price adjustment for Mytesi® (crofelemer), the first-in-class, non-opioid, plant-based drug product of Napo Pharmaceuticals, Inc. (Napo), Jaguar’s wholly owned subsidiary. Mytesi is approved by the U.S. Food and Drug Administration (FDA) for noninfectious diarrhea in adults living with HIV/AIDS who are on antiretroviral therapy.

•	This price adjustment decision was made in December 2019 and is part of a comprehensive patient access program which was developed to ensure that no person living with HIV (PLWH) will be denied access to Mytesi due to cost; in fact, our goal is to expand access and create a pricing structure that supports patients and our unique tree-to-bottle business model.

•	We presently are not a profitable company. We have one FDA approved product—Mytesi—with net sales of under $6 million in 2019. Our company of approximately 35 people serves a small proportion of the PLWH in the U.S. and we believe our product makes an important difference in their lives.

•	Specifically, our team of ethnobotanists and other scientists at Napo started working with traditional healers in the Amazon Rainforest more than 30 years ago. Napo isolated and identified the active ingredient in Mytesi—crofelemer—from the sap of the Croton lechleri tree. Our team was the first to drive the development and approval of the first and only natural, fair trade plant-based oral drug approved under FDA botanical guidance.

•	Importantly, Mytesi is the only anti-diarrheal specifically tested for chronic use in PLWH. It is locally acting in the gut and does not affect motility. We invested in risk-based R&D and continue to engage in responsible and sustainable harvesting practices while fairly supporting the Indigenous and local communities where our product is harvested.

•	We remain 100% committed to ensuring that Mytesi is available to any patient who has a medically appropriate need for it while we continue to manage increasing costs and reimbursement barriers so that we can be a viable business, including supporting our GMP supply chain that extends from the Amazon Rainforest to a finished product in the U.S.

•	Our pricing decision takes all of this into consideration along with our need to be a self-sustaining business. While the WAC price of Mytesi has been adjusted, it is important to know that this does not increase the price for Medicaid, ADAP, 340B entities, or for the patients that receive benefits from these programs. On April 1, 2020, we increased the Mytesi NapoCares copay benefit so that no PLWH should be denied access to Mytesi due to cost. We are bringing on a patient hub service provider to help us remove access barriers including insurance prior authorizations and appeals, and we will provide Mytesi at no cost during the period of adjudication of the patient’s prior authorization. We’ve also increased the NapoCares Patient Assistance Program income ceiling from two times the Federal Poverty Limit to 5 times the Federal Poverty Limit, which will allow more low-income patients to receive Mytesi at no cost to them.

•	While we did seek approval to provide Mytesi to patients who experience diarrhea as a symptom of their coronavirus infection based on published research that noted up to 40% of COVID-19 patients may experience diarrhea, our request for emergency use authorization was denied on April 7th, before we adjusted the price on April 9th. The price of Mytesi remained unchanged during the entire time it was being considered for emergency use in coronavirus patients. If we had received emergency use authorization, we would have deferred the price adjustment until after the emergency use period ended.

•	Currently, Jaguar is not in discussions with the National Institute of Allergy and Infectious Diseases (NIAID) about the effectiveness of Mytesi for coronavirus patients.

“Napo embodies the challenges faced by a small pharmaceutical company with a novel product and pipeline and a long-standing commitment to sustainability in a reimbursement environment that is rarely conducive to supporting innovation,” said Lisa Conte, Jaguar Health President, CEO and Founder. “We look forward to responding to the request for information from the U.S. House Committee on Oversight and Reform, and welcome the opportunity to share our perspective on how we can continue to provide PLWH access to Mytesi and how to encourage a sustainable environment for emerging pharmaceutical companies that support innovation in both drug development and commercialization.”

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